EXHIBIT 99.1

For More Information:
Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Record Adjusted EPS in its Fiscal 2026 Third Quarter and Raises its Fiscal 2026 Adjusted EPS Guidance

•Sales for the quarter increased 13.8 percent compared to the same quarter of the prior year. Organic sales increased 8.2 percent, acquisitions increased sales 2.1 percent and foreign currency translation increased sales 3.5 percent.
•Diluted EPS increased 11.0 percent to $1.21 in the third quarter of fiscal 2026 compared to $1.09 in the same quarter of the prior year. Adjusted Diluted EPS* increased 23.0 percent to $1.50 in the third quarter of fiscal 2026 compared to $1.22 in the same quarter of the prior year.
•Net cash provided by operating activities increased to $78.2 million in the third quarter of fiscal 2026 compared to $59.9 million in the third quarter of last year.
•GAAP earnings per diluted Class A Nonvoting Common share guidance for the year ending July 31, 2026 was adjusted from the previous range of $4.62 to $4.82 per share to $4.66 to $4.76 per share. Adjusted Diluted EPS* Guidance was raised for the full year ending July 31, 2026 from the previous range of $4.95 to $5.15 per share to the new range of $5.20 to $5.30 per share.
•Entered into a definitive purchase agreement on April 20, 2026, to acquire Honeywell’s Productivity Solutions and Services business, expected to close in the second half of calendar 2026, subject to regulatory approvals and customary closing conditions.

MILWAUKEE (May 18, 2026) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2026 third quarter ended April 30, 2026.

Quarter Ended April 30, 2026 Financial Results:
Sales for the quarter ended April 30, 2026 increased 13.8 percent, which consisted of organic sales growth of 8.2 percent, growth of 2.1 percent from acquisitions and an increase of 3.5 percent from foreign currency translation. Sales for the quarter ended April 30, 2026 were $435.2 million compared to $382.6 million in the same quarter last year. By region, sales increased 14.4 percent in the Americas & Asia and sales increased 12.6 percent in Europe & Australia, which consisted of organic sales growth of 10.1 percent in the Americas & Asia and organic sales growth of 4.5 percent in Europe & Australia.
Income before income taxes increased 11.6 percent to $73.4 million in the quarter ended April 30, 2026, compared to $65.7 million in the same quarter last year. Adjusted Income Before Income Taxes* in the quarter ended April 30, 2026, which was adjusted for amortization expense of $5.3 million and acquisition-related costs of $13.5 million, was $92.1 million, an increase of 23.8 percent compared to the third quarter of last year. Adjusted Income Before Income Taxes* in the quarter ended April 30, 2025, which was adjusted for amortization expense and facility closure and other reorganization costs of $8.7 million, was $74.4 million.

Net income for the quarter ended April 30, 2026 was $57.8 million compared to $52.3 million in the same quarter last year. Adjusted Net Income* in the quarter ended April 30, 2026 was $71.9 million compared to $58.8 million in the same quarter last year. Earnings per diluted Class A Nonvoting Common Share was $1.21 compared to $1.09 in the same quarter last year. Adjusted Diluted EPS* in the quarter ended April 30, 2026 was $1.50 compared to $1.22 in the same quarter last year.

Nine-Month Period Ended April 30, 2026 Financial Results:
Sales for the nine-month period ended April 30, 2026 increased 9.7 percent, which consisted of organic sales growth of 4.3 percent, growth of 2.5 percent from acquisitions and an increase of 2.9 percent from foreign currency translation. Sales for the nine months ended April 30, 2026 were $1.22 billion compared to $1.12 billion in the same period last year. By region, sales increased 10.6 percent in the Americas & Asia and sales increased 8.0 percent in Europe & Australia, which consisted of organic sales growth of 6.0 percent in the Americas & Asia and organic sales growth of 0.9 percent in Europe & Australia.
Income before income taxes increased 15.4 percent to $203.8 million in the nine-month period ended April 30, 2026, compared to $176.6 million in the same period last year. Adjusted Income Before Income Taxes* in the nine-month period ended April 30, 2026, which was adjusted for amortization expense of $15.8 million and acquisition-related costs of $13.5 million, was $233.1 million, an increase of 13.5 percent compared to the same period last year. Adjusted Income Before Income Taxes* in the nine-month period ended April 30, 2025, which was adjusted for amortization expense, facility closure and other reorganization costs and acquisition-related charges of $28.8 million, was $205.4 million.
Net income in the nine-month period ended April 30, 2026 was $159.8 million compared to $139.4 million in the same period last year. Adjusted Net Income* in the nine-month period ended April 30, 2026 was $181.9 million compared to $161.1 million in the same period last year. Earnings per diluted Class A Nonvoting Common Share was $3.35 compared to $2.89 in the same period last year. Adjusted Diluted EPS* in the nine-month period ended April 30, 2026 was $3.81 compared to $3.34 in the same period last year.

Commentary:
“Our investment in research & development resulted in strong organic sales growth globally, along with a record quarter of adjusted earnings per share. New product launches over the last several years as well as data center construction drove our sales growth, which is an end market that is ideal for our high-performance identification solutions,” said Brady’s President and Chief Executive Officer, Russell R. Shaller. “Last month, we announced our agreement to acquire Honeywell’s Productivity Solutions and Services business, which we expect to close in the second half of calendar 2026. I’m incredibly excited to execute our plans for growth and expand our portfolio through PSS with high-quality mobility and scanning solutions, which are highly complementary to Brady’s portfolio of printers, software and specialty adhesive materials.”
“In addition to our new quarterly record adjusted earnings per share, we increased our cash flow from operating activities more than 30 percent to $78.2 million in the quarter, and we returned $16.7 million to our shareholders in the form of dividends and share buybacks,” said Brady’s Chief Financial Officer, Ann Thornton. “We were in a net cash position of $148.6 million as of April 30, 2026, which gives us the ability to continue to invest in organic growth and provides support for our acquisition of the Productivity Solutions and Services business, while returning funds to our shareholders to continue to drive long-term shareholder value.”

Fiscal 2026 Guidance:
The Company adjusted its GAAP earnings per diluted Class A Nonvoting Common Share guidance for the year ending July 31, 2026 from $4.62 to $4.82 per share, to $4.66 to $4.76 per share. The Company raised its Adjusted Diluted EPS* guidance for the year ending July 31, 2026 from $4.95 to $5.15 per share, to $5.20 to $5.30 per share.
The assumptions included in fiscal 2026 guidance include a full-year income tax rate of approximately 21 percent, depreciation and amortization expense of approximately $44 million, and capital expenditures of approximately $45 million. Fiscal 2026 guidance is based on foreign currency exchange rates as of April 30, 2026 and assumes continued economic growth. Fiscal 2026 guidance does not include any earnings impact from the PSS transaction.

A webcast regarding Brady’s fiscal 2026 third quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. central time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2025, employed approximately 6,400 people in its worldwide businesses. Brady’s fiscal 2025 sales were approximately $1.51 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradyid.com.

* Adjusted Income Before Income Taxes, Adjusted Net Income, and Adjusted Diluted EPS are non-GAAP measures. See appendix for more information on these measures, including reconciliations to the most directly comparable GAAP measures.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: increased cost of materials, labor, material shortages and supply chain disruptions, including as a result of tariffs or other impacts of the global trade environment; decreased demand for our products; our ability to compete effectively or to successfully execute our strategy; our ability to develop technologically advanced products that meet customer demands; Brady’s ability to identify, integrate and grow acquired companies; difficulties in protecting our websites, networks, and systems against security breaches and difficulties in preventing phishing attacks, social engineering or malicious break-ins; risks associated with the loss of key employees; litigation, including product liability claims; global climate change and environmental regulations; foreign currency fluctuations; changes in tax legislation and tax rates; potential write-offs of goodwill and other intangible assets; differing interests of voting and non-voting shareholders and changes in the regulatory and business environment around dual-class voting structures; the possibility that events, changes or other circumstances could result in termination of the agreement to acquire the PSS business; our ability to complete the pending acquisition of the PSS business on the anticipated timeline or at all, including risks related to the timing, receipt and terms of required governmental and regulatory approvals and the satisfaction or waiver of other closing conditions; the potential effects of the pending acquisition and related integration planning on Brady’s and the PSS business’s relationships with customers, suppliers and other business partners, ability to retain and hire key personnel, operating results and businesses generally; our ability to realize the anticipated strategic and financial benefits of the pending acquisition of the PSS business, including expected synergies, within the anticipated timeframe, or at all; numerous other matters of national, regional and global scale, including major public health crises and government responses thereto and those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2025.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended April 30,		Nine months ended April 30,
	2026	2025	2026	2025
Net sales	$435,237	$382,590	$1,224,661	$1,116,330
Cost of goods sold	209,768	187,531	595,966	555,739
Gross margin	225,469	195,059	628,695	560,591
Operating expenses:
Research and development	23,531	19,191	71,132	56,835
Selling, general and administrative	128,732	108,678	354,195	326,410
Total operating expenses	152,263	127,869	425,327	383,245

Operating income	73,206	67,190	203,368	177,346

Other income (expense):
Investment and other income (expense)	1,431	(509)	3,948	2,850
Interest expense	(1,269)	(936)	(3,467)	(3,604)

Income before income taxes	73,368	65,745	203,849	176,592

Income tax expense	15,568	13,482	44,062	37,212

Net income	$57,800	$52,263	$159,787	$139,380

Net income per Class A Nonvoting Common Share:
Basic	$1.22	$1.10	$3.38	$2.92
Diluted	$1.21	$1.09	$3.35	$2.89

Net income per Class B Voting Common Share:
Basic	$1.22	$1.10	$3.36	$2.90
Diluted	$1.21	$1.09	$3.33	$2.88

Weighted average common shares outstanding:
Basic	47,357	47,644	47,313	47,743
Diluted	47,814	48,066	47,761	48,196

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	April 30, 2026	July 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$175,491	$174,349
Accounts receivable, net of allowance for credit losses of $7,274 and $7,876, respectively	266,354	231,944
Inventories	220,252	200,881
Prepaid expenses and other current assets	16,832	14,661
Total current assets	678,929	621,835
Property, plant and equipment—net	243,720	225,572
Goodwill	689,415	676,945
Other intangible assets	103,425	105,374
Deferred income taxes	18,503	20,862
Operating lease assets	61,154	58,422
Other assets	36,805	25,243
Total	$1,831,951	$1,734,253
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$108,454	$105,028
Accrued compensation and benefits	92,253	92,657
Taxes, other than income taxes	22,308	21,537
Accrued income taxes	4,787	5,547
Current operating lease liabilities	16,382	15,234
Other current liabilities	93,620	90,329
Total current liabilities	337,804	330,332
Long-term debt	26,857	99,766
Long-term operating lease liabilities	45,270	43,565
Other liabilities	78,035	68,379
Total liabilities	487,966	542,042
Stockholders’ equity:
Common stock:
Class A nonvoting common stock—Issued 51,261,487 shares, and outstanding 43,650,910 and 43,530,012 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	363,578	359,269
Retained earnings	1,442,868	1,317,739
Treasury stock—7,610,577 and 7,731,475 shares, respectively, of Class A nonvoting common stock, at cost	(393,992)	(393,186)
Accumulated other comprehensive loss	(69,017)	(92,159)
Total stockholders’ equity	1,343,985	1,192,211
Total	$1,831,951	$1,734,253

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Nine months ended April 30,
	2026	2025
Operating activities:
Net income	$159,787	$139,380
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,549	30,279
Stock-based compensation expense	11,605	9,762
Deferred income taxes	9,506	(6,038)
Other	(4,857)	(181)
Changes in operating assets and liabilities:
Accounts receivable	(28,102)	(6,869)
Inventories	(12,970)	(8,209)
Prepaid expenses and other assets	(1,098)	(3,754)
Accounts payable and accrued liabilities	(1,638)	(26,415)
Income taxes	(883)	(5,081)
Net cash provided by operating activities	164,899	122,874

Investing activities:
Purchases of property, plant and equipment	(32,994)	(18,685)
Acquisition of businesses, net of cash acquired	(17,416)	(147,248)
Other	6,848	854
Net cash used in investing activities	(43,562)	(165,079)

Financing activities:
Payment of dividends	(34,658)	(34,237)
Proceeds from exercise of stock options	9,168	5,759
Payments for employee taxes withheld from stock-based awards	(3,406)	(2,518)
Purchase of treasury stock	(14,130)	(33,155)
Proceeds from borrowing on credit agreement	73,500	206,249
Repayment of borrowing on credit agreement	(146,409)	(194,365)
Other	(9,534)	190
Net cash used in financing activities	(125,469)	(52,077)

Effect of exchange rate changes on cash and cash equivalents	5,274	(3,682)

Net increase (decrease) in cash and cash equivalents	1,142	(97,964)
Cash and cash equivalents, beginning of period	174,349	250,118

Cash and cash equivalents, end of period	$175,491	$152,154

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended April 30,		Nine months ended April 30,
	2026	2025	2026	2025
NET SALES
Americas & Asia	$290,055	$253,652	$810,552	$732,926
Europe & Australia	145,182	128,938	414,109	383,404
Total	$435,237	$382,590	$1,224,661	$1,116,330

SALES INFORMATION
Americas & Asia
Organic	10.1%	5.4%	6.0%	5.0%
Acquisitions	3.1%	8.6%	3.9%	7.9%
Currency	1.2%	(1.1)%	0.7%	(1.0)%
Divestiture	—%	—%	—%	(0.5)%
Total	14.4%	12.9%	10.6%	11.4%
Europe & Australia
Organic	4.5%	(5.4)%	0.9%	(1.9)%
Acquisitions	—%	14.2%	—%	14.8%
Currency	8.1%	(0.1)%	7.1%	(0.1)%
Total	12.6%	8.7%	8.0%	12.8%
Total Company
Organic	8.2%	1.6%	4.3%	2.6%
Acquisitions	2.1%	10.5%	2.5%	10.2%
Currency	3.5%	(0.7)%	2.9%	(0.5)%
Divestiture	—%	—%	—%	(0.4)%
Total	13.8%	11.4%	9.7%	11.9%

SEGMENT PROFIT
Americas & Asia	$68,730	$57,164	$182,344	$158,148
Europe & Australia	21,470	17,478	55,624	41,872
Total segment profit	$90,200	$74,642	$237,968	$200,020
SEGMENT PROFIT AS A PERCENT OF NET SALES
Americas & Asia	23.7%	22.5%	22.5%	21.6%
Europe & Australia	14.8%	13.6%	13.4%	10.9%
Total	20.7%	19.5%	19.4%	17.9%

	Three months ended April 30,		Nine months ended April 30,
	2026	2025	2026	2025
Total segment profit	$90,200	$74,642	$237,968	$200,020
Unallocated amounts:
Administrative costs	(16,994)	(7,452)	(34,600)	(22,674)
Investment and other income (expense)	1,431	(509)	3,948	2,850
Interest expense	(1,269)	(936)	(3,467)	(3,604)
Income before income taxes	$73,368	$65,745	$203,849	$176,592

GAAP to NON-GAAP MEASURES
(Unaudited; Dollars in Thousands, Except Per Share Amounts)
In accordance with the U.S. Securities and Exchange Commission’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.
Adjusted Income Before Income Taxes:
Brady is presenting the non-GAAP measure, “Adjusted Income Before Income Taxes.” This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this profit measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income before income taxes to the non-GAAP measure of Adjusted Income Before Income Taxes:

	Three months ended April 30,		Nine months ended April 30,
	2026	2025	2026	2025
Income before income taxes (GAAP measure)	$73,368	$65,745	$203,849	$176,592
Amortization expense	5,255	4,754	15,768	14,138
Non-recurring acquisition-related costs and other related expenses	13,506	—	13,506	5,059
Facility closure and other reorganization costs	—	3,930	—	9,584
Adjusted Income Before Income Taxes (non-GAAP measure)	$92,129	$74,429	$233,123	$205,373

Adjusted Income Tax Expense:
Brady is presenting the non-GAAP measure, “Adjusted Income Tax Expense.” This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income tax expense to the non-GAAP measure of Adjusted Income Tax Expense:

	Three months ended April 30,		Nine months ended April 30,
	2026	2025	2026	2025
Income tax expense (GAAP measure)	$15,568	$13,482	$44,062	$37,212
Amortization expense	1,267	1,144	3,803	3,402
Non-recurring acquisition-related costs and other related expenses	3,376	—	3,376	1,265
Facility closure and other reorganization costs	—	983	—	2,396
Adjusted Income Tax Expense (non-GAAP measure)	$20,211	$15,609	$51,241	$44,275

Adjusted Net Income:
Brady is presenting the non-GAAP measure, “Adjusted Net Income.” This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income to the non-GAAP measure of Adjusted Net Income:

	Three months ended April 30,		Nine months ended April 30,
	2026	2025	2026	2025
Net income (GAAP measure)	$57,800	$52,263	$159,787	$139,380
Amortization expense	3,988	3,610	11,965	10,736
Non-recurring acquisition-related costs and other related expenses	10,130	—	10,130	3,794
Facility closure and other reorganization costs	—	2,947	—	7,188
Adjusted Net Income (non-GAAP measure)	$71,918	$58,820	$181,882	$161,098

Adjusted Diluted EPS:
Brady is presenting the non-GAAP measure, “Adjusted Diluted EPS.” This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income per Class A Nonvoting Common Share to the non-GAAP measure of Adjusted Diluted EPS (Note that certain amounts will not foot due to rounding):

	Three months ended April 30,		Nine months ended April 30,
	2026	2025	2026	2025
Net income per Class A Nonvoting Common Share (GAAP measure)	$1.21	$1.09	$3.35	$2.89
Amortization expense	0.08	0.08	0.25	0.22
Non-recurring acquisition-related costs and other related expenses	0.21	—	0.21	0.08
Facility closure and other reorganization costs	—	0.06	—	0.15
Adjusted Diluted EPS (non-GAAP measure)	$1.50	$1.22	$3.81	$3.34

Adjusted Diluted EPS Guidance:

	Fiscal 2026 Expectations
	Low	High
Earnings per Class A Nonvoting Common Share (GAAP measure)	$4.66	$4.76
Amortization expense	0.33	0.33
Non-recurring acquisition-related costs and other related expenses	0.21	0.21
Adjusted Diluted EPS (non-GAAP measure)	$5.20	$5.30